Exhibit 10.6

RESTORATION PLAN
Amended and Restated as of May 9, 2024

Prepared by: /s/ Rebecca Tolene 5-9-24
Rebecca Tolene, VP & Chief of Staff    Date

Validation Date:    05/09/2024
Review Frequency:    3 years
Validated By:    Stephen Gaby

TABLE OF CONTENTS

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Page
10.6    Governing Law..................................................................................................    15
10.7    Authorized Representatives..............................................................................    15
10.8    Certain Rights and Limitations..........................................................................    15
10.9    Tax Withholding.................................................................................................    15
10.10    No Trust Is Created...........................................................................................    15

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1.    PURPOSE

1.1Establishment. The Tennessee Valley Authority (“TVA”) hereby establishes the Restoration Plan (the “Plan”), effective October 1, 2022. The Plan supports TVA’s compensation philosophy, which is designed to attract, retain, and engage employees needed to accomplish TVA’s broad mission.

1.2    Purpose. The primary purposes of the Plan are to provide (a) an opportunity for certain Eligible Employees to defer Base Pay, and (b) for the restoration of retirement contributions that cannot be made under the tax-qualified Savings Plan maintained by TVA due to Code limitations applicable to the Savings Plan and/or the definition of compensation used in the Savings Plan.

2.    DEFINITIONS

Wherever used herein, the following terms have the meaning set forth below, unless a different meaning is clearly required by the context:

2.1    “Account” means the account established on TVA’s books in the name of each Participant to which Base Pay deferred by the Participant as Participant Contributions pursuant to Sections 4.1 and 4.2, or Restoration Credits or Discretionary Contributions awarded to the Participant by TVA pursuant to Section 4.3 or 4.4, as applicable, as well as any Investment Return on such amounts, are accounted for in the form of credits.

2.2    “Actual Service” means all service as a TVA employee.

2.3    “Annual Compensation” means the sum of a Participant’s Base Pay and Annual Incentive for any one Plan Year.

2.4    “Annual Contribution Amount” means the sum of the Participant Contributions, Restoration Contributions, and Discretionary Contributions, if any, for any one Plan Year.

2.5    “Annual Incentive” means the amount awarded to a Participant under the Executive Annual Incentive Plan, as amended from time to time.

2.6    “Base Pay” means a Participant’s regular salary or wages, provided, however, that Base Pay shall also include compensation which is not currently includable in the Participant’s gross income by reason of the application of Sections 125, 132(f)(4), or 402(g)(3) of the Code and differential wage payments under Section 3401(h) of the Code.

2.7    “Beneficiary” means, collectively, such persons and/or entities as the Participant designates to be the Participant’s beneficiary or beneficiaries under this Plan. The Participant may make, change, or revoke a Beneficiary designation at any time before his or her death without the consent of the Participant’s spouse or anyone the Participant previously named as a

Beneficiary, and the Participant may designate primary and secondary Beneficiaries. A Beneficiary designation must comply with procedures established by the Plan Administrator (as defined below) and must be received by the Plan Administrator before the Participant’s death. If the Participant dies without a valid Beneficiary designation (as determined by the Plan Administrator), then such Participant’s Beneficiary shall mean (a) the widow or widower of the Participant; (b) if there is no widow or widower, the child or children of the Participant and descendants of deceased children by representation; (c) if none of the above, then the duly appointed legal representative of the estate of the Participant; and (d) if none of the above, then the person or entity so entitled under the law of the state of domicile of the Participant at the time of death.

2.8    “Board” means the Board of Directors of TVA.

2.9    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

2.10    “Deferral Election” means an election made by a Participant to defer, under Sections 4.1 and 4.2, a portion of his or her Base Pay as a Participant Contribution. Deferral Elections shall be made at the time(s) and form(s) prescribed by the Plan Administrator.

2.11    “Disabled” means when a Participant is determined to be disabled under TVA’s long-term disability insurance plan.

2.12    “Discretionary Contributions” means the amounts, if any, which TVA may credit to a Participant’s Account under Section 4.4.

2.13    “Effective Date” means the effective date of this Plan, which is October 1, 2022.

2.14    “Eligible Employee” means officers and key managers of TVA serving in jobs within the Officer/Executive pay band except (a) a participant in the Amended and Restated Supplemental Executive Retirement Plan of the Tennessee Valley Authority, as it may be amended from time to time; (b) a member of the Civil Service Retirement System or the Federal Employees’ Retirement System; and (c) an employee accruing a benefit under the Original Benefit Structure of TVARS, as set forth in Section 6 of the TVARS Rules and Regulations.

2.15    “Hypothetical Annual Compensation Deferral Contributions” means the product of a Participant’s Annual Compensation multiplied by the Participant’s deferral election percentage (not to exceed 6%) for the Savings Plan, in effect on the first day of the Plan Year.

2.16    “Investment Committee” means the Investment Committee of TVA.

2.17    “Investment Funds” means the funds that may be selected by the Investment Committee for the investment of a Participant’s Account, as described in Section 5.1.

2.18    “Investment Return” means the amounts credited (as income, gains, or appreciation on the deemed investments provided under Section 5) or charged (as losses or depreciation on the deemed investments provided under Section 5) to the balances in the Participant’s Account(s).

2.19    “Participant” means an Eligible Employee whom the Plan Administrator has designated as a Participant in this Plan. An individual shall remain a Participant until the earlier of the Participant’s death or the date as of which the Participant’s entire Account shall have been distributed or forfeited.

2.20    “Participant Contributions” means the amounts that a Participant elects to defer pursuant to a Deferral Election under Sections 4.1 and 4.2.

2.21    “Plan” means this Tennessee Valley Authority Restoration Plan, as set forth in this document and as amended from time to time.

2.22    “Plan Administrator” means, unless otherwise designated by the Board, the Chief Executive Officer (“CEO”) or the designee of the CEO. When the CEO is a Participant, the Board or its designee shall be the Plan Administrator with respect to matters affecting the CEO.

2.23    “Plan Year” means the TVA’s fiscal year.

2.24    “Restoration Contributions” means the amounts that TVA credits to a Participant’s Account under Section 4.3.

2.25    “Savings Plan” means the Tennessee Valley Authority Savings and Deferral Retirement Plan, as it may be amended from time to time.

2.26    “Section 409A” means Section 409A of the Code and the regulations and other binding guidance thereunder.

2.27    “Separation 5-Year Source” means a deferred compensation Source that is paid in five (5) annual installments in connection with a Participant’s Separation from Service pursuant to Section 7.1.

2.28    “Separation 10-Year Source” means a deferred compensation Source that is paid in ten (10) annual installments in connection with a Participant’s Separation from Service pursuant to Section 7.1.

2.29    “Separation from Service” and like phrases have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations as in effect from time to time.

2.30    “Separation Lump Sum Source” means a deferred compensation Source that is paid in lump sum in connection with a Participant’s Separation from Service pursuant to Section 7.1.

2.31    “Set Date 5-Year Source” means a deferred compensation Source that is paid in five (5) annual installments in connection with the occurrence of a set date pursuant to Section 7.2.

2.32    “Set Date 10-Year Source” means a deferred compensation Source that is paid in ten (10) annual installments in connection with the occurrence of a set date pursuant to Section 7.2.

2.33    “Set Date Lump Sum Source” means a deferred compensation Source that is paid in lump sum in connection with the occurrence of a set date pursuant to Section 7.2.

2.34    “Source” means a division within each Participant’s Account to which deferred compensation credits are assigned based on the time and form of payment for such deferred compensation.

2.35    “TVARS” means the TVA Retirement System, as it may be amended from time to time.

2.36    “TVARS Rules and Regulations” means the Rules and Regulations of the TVA Retirement System, as amended from time to time.

2.37    “Unforeseeable Emergency” has the meaning ascribed thereto in Section 1.409A-3(i)(3) of the Treasury Regulations.

3.    ELIGIBILITY TO PARTICIPATE

An Eligible Employee shall be a Participant in this Plan when designated as such by the Plan Administrator; provided that the CEO of TVA shall be a Participant in this Plan only if and to the extent his or her participation is approved by the Board. If, during a Plan Year, a Participant has a Separation from Service, Participant Contributions shall cease as of the date of such Separation from Service, provided that an individual shall remain a Participant for other Plan purposes until the complete distribution or forfeiture of the Participant’s Account.

4.    PLAN GUIDELINES

4.1    Participant Contributions. For each calendar year, a Participant may make a Deferral Election of Base Pay as follows:

4.1.1    Base Pay Election. A Participant may elect to contribute any whole percentage of Base Pay for the calendar year, up to 80%.

4.1.2    Coordination with Savings Plan. A Participant’s Deferral Election shall only apply to Base Pay that cannot be contributed to the

Savings Plan as a pretax elective deferral for the calendar year due to the application of one or more Code limitations on the Participant’s ability to make pretax elective deferrals to the Savings Plan.

4.2    Rules Regarding Participant Contributions. Each Deferral Election made by a Participant shall be subject to the following rules and conditions:

4.2.1    Timing. A Participant’s Deferral Election for a calendar year must be made and submitted to the Plan Administrator no later than the deadline prescribed by the Plan Administrator (which deadline may be no later than December 31 preceding the calendar year to which the Deferral Election relates).

4.2.2    Affirmative Deferral Election Required. If a Participant fails to submit a Deferral Election when he or she is eligible to do so, such Participant shall be deemed to have elected not to make a Deferral Election of Base Pay for the related calendar year.

4.2.3    Irrevocable. Each Participant’s Deferral Election for a calendar year shall be irrevocable and shall remain in effect for all of the Participant’s Base Pay subject to such Deferral Election. Notwithstanding the foregoing, a Participant’s Participant Contributions to the Plan shall cease upon the occurrence of any of the following events:

(a)The Participant incurs an Unforeseeable Emergency or receives an Unforeseeable Emergency distribution from this Plan, in which case such Participant’s Deferral Election for the calendar year in which such Unforeseeable Emergency occurs shall be cancelled for the remainder of the such calendar year and, in the Plan Administrator’s discretion, for the next following calendar year; or

(b)The Participant’s Separation from Service.

4.2.4    First Year of Eligibility. In the first year in which a Participant becomes eligible to make a Deferral Election to the Plan, the Participant may make a Deferral Election within thirty (30) days after the Participant first becomes eligible to make a Deferral Election. Subject to Section 4.1.2, such Deferral Election shall relate to Base Pay paid for services to be performed after the Deferral Election is made.

4.2.5    Time and Form of Payment Election. Each Participant who makes a Deferral Election also shall make, at the same time, an election as to the time and form of payment of his or her Participant Contributions for the Plan Year, as described in Section 7. Any such election as to the form (but not the time) of payment for Participant Contributions also shall apply to any Restoration Contributions and Discretionary Contributions made on behalf of the Participant for the same Plan Year, unless the Plan Administrator determines otherwise. Restoration Contributions and Discretionary Contributions shall only be payable upon the Participant’s Separation from Service as described in Section 7.1, subject to the remaining provisions of Section 7 (but excluding Section 7.2).

4.3    Restoration Contributions.

4.3.1    Amount. Each Account will be credited with Restoration Contributions, to the extent applicable, for the relevant period of employment. Restoration Contributions shall equal the sum of
(a) and (b), offset by (c):

(a)An employer matching contribution equal to seventy-five percent (75%) of the Participant’s Hypothetical Annual Compensation Deferral Contributions for the Plan Year;
(b)An employer nonelective contribution equal to four and one-half percent (4.5%) of the Participant’s Annual Compensation for the Plan Year; and
(c)An amount equal to the sum of (i) the actual employer matching contributions and employer nonelective contributions made by TVA with respect to the Participant under the Savings Plan for the Plan Year, and (ii) the pay base credits made with respect to the Participant under Section 7 of the TVARS Rules and Regulations for the Plan Year.
4.3.2    Timing of Restoration Contributions. Restoration Contribution amounts will be credited to all Participants under this Plan at or within a reasonable period after the end of each Plan Year.

4.4    Discretionary Contributions. TVA may, in its sole discretion, at any time make an extraordinary contribution to the Account of any Participant.

5.    PARTICIPANT DIRECTION OF ACCOUNT BALANCES

5.1    Selection of Investment Funds. From time to time, the Investment Committee shall select Investment Funds for purposes of determining the Investment Return on amounts deemed invested in accordance with the terms of the Plan. The Plan Administrator will notify Participants upon becoming Participants and at such other times as the Plan Administrator deems necessary or desirable of the Investment Funds available under the Plan. The Investment Committee may change, add, or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate, and shall also have the power to direct that any separate Investment Fund be consolidated with (or “mapped” to) any other Investment Fund. In the discretion of the Investment Committee, the Investment Funds available under the Plan for Participant direction may be mirrored by actual investments maintained under a rabbi trust, if any. The Investment Committee in its sole discretion shall from time to time determine the Investment Funds available under the Plan together with such investment rules and restrictions regarding Participants’ deemed investments therein.

5.2    Participant Direction of Deemed Investments. To the extent permitted by the Plan Administrator, each Participant generally may direct the manner in which his or her Account shall be deemed invested in and among the Investment Funds, provided, such investment directions shall be made in accordance with the following rules:

5.2.1    Nature of Participant Direction. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the Investment Return to be credited to his or her Account and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media.

5.2.2    Investment of Contributions. An initial investment election of a Participant shall be made as of the date the Participant commences participation in the Plan and shall apply to all Annual Contribution Amounts, if any, credited to such Participant’s Account after such date. Such Participant may make subsequent investment elections each business day or on such other frequency as may be permitted by the Plan Administrator.

5.2.3    Investment of Existing Account Balances. Subject to such rules as the Plan Administrator may, in its sole discretion, from to time prescribe, each Participant may make an investment election prescribing a different percentage of his or her existing Account that will be deemed invested in each Investment Fund. Such Participant may make subsequent investment elections each business day or on such other frequency as may be permitted by the Plan Administrator.

5.2.4    Plan Administrator Discretion. The Plan Administrator shall have complete discretion to adopt and revise procedures to be followed in making such investment elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections, and the effective date of such elections. The Plan Administrator may also proscribe different requirements for different Investment Funds.

6.    VESTING

6.1    Participant Contributions. A Participant shall at all times be fully vested in the portion of his or her Account attributable to Participant Contributions.

6.2    Restoration Contributions. The portion of a Participant’s Account attributable to Restoration Contributions shall vest upon the Participant’s completion of three (3) years of Actual Service. Notwithstanding the foregoing, if a Participant who is not otherwise vested dies or becomes Disabled prior to his or her Separation from Service, such Participant shall be vested in the portion of his or her Account attributable to Restoration Contributions.

6.3    Discretionary Contributions. In the event that TVA elects to make a Discretionary Contribution to a Participant’s Account, the portion of the Participant’s Account attributable to Discretionary Contributions shall vest upon the Participant’s completion of three (3) years of Actual Service, provided that TVA may provide for a different vesting schedule for a Discretionary Contribution at the time TVA makes such Discretionary Contribution. Notwithstanding the foregoing, if a Participant who is not otherwise vested dies or becomes Disabled prior to his or her Separation from Service, such Participant shall be vested in the portion of his or her Account attributable to Discretionary Contributions.

6.4    Prior Service. For the avoidance of doubt, a Participant’s service prior to the Effective Date will be considered for purposes of determining whether the Participant satisfies the vesting requirements set forth in Sections 6.2 and 6.3.

6.5    Forfeiture. If a Participant incurs a Separation from Service before the Participant is 100% vested in his or her Account, such unvested portion of the Account shall be immediately forfeited.

7.    PAYMENT OF DEFERRED COMPENSATION

The total amount credited to each Participant’s Account shall be paid by TVA to the Participant pursuant to Section 7.1 in connection with the Participant’s Separation from Service, pursuant to Section 7.2 upon the specific date selected, pursuant to Section 7.3 upon the Participant’s death, pursuant to Section 7.4 as subsequently elected, or pursuant to Section 7.5 in the event of an Unforeseeable Emergency, in each case as applicable. To the extent necessary to prevent the imposition of taxes or penalties under Section 409A, each election and payment under the Plan shall be made at a time and in a manner that complies with Section 409A.

7.1    Separation from Service. With respect to amounts elected or designated to be paid in connection with a Participant’s Separation from Service, a Participant must elect (unless, in accordance with Section 4.2.5, the Plan Administrator determines otherwise) payments in the form of lump sum, five (5) annual installments, or ten (10) annual installments, which shall respectively be paid from the Participant’s Separation Lump Sum Source, Separation 5-Year Source, and Separation 10-Year Source.

7.1.1    The balance in the Separation Lump Sum Source shall be paid in a lump sum to the Participant no later than the last day of the first full calendar month following the date of the Participant’s Separation from Service (or, if applicable, the later payment date elected in Section 7.1.3).

7.1.2    The balances in the Separation 5-Year Source and Separation 10-Year Source shall be paid in the following manner:

(a)Not later than the last day of the first full calendar month following the date of the Participant’s Separation from Service (or, if applicable, the later payment commencement date elected in Section 7.1.3), the Participant shall be paid a sum equal to the balance in the Participant’s Separation 5-Year Source or Separation 10-Year Source, as applicable, divided by the applicable number of annual installments.

(b)Subsequent annual installments shall be paid in January of each year following the initial payment in this Section 7.1.2. The amount of each installment shall be determined by dividing the balance in the applicable Source by the number of payments remaining to be made.

7.1.3    Participants shall be permitted to elect a payment date or payment commencement date, as applicable, that is in January following the date of Separation from Service plus a period of whole years not to exceed ten (10) years (example: 5 years from the January following the date of Separation from Service), in which case the payment date or payment commencement date, as applicable, in Sections 7.1.1 or 7.1.2, respectively, shall be adjusted.

7.2    Set Payment Date. With respect to amounts elected or designated to be paid in connection with the occurrence of a set date (example: January 1, 2025), a Participant must elect (unless, in accordance with Section 4.2.5, the Plan Administrator determines otherwise) (a) a set payment date or payment commencement date, as applicable, that is (1) in January, and (2) no more than five (5) years following such election date, and (b) payments in the form of lump sum, five (5) annual installments, or ten (10) annual installments, which shall respectively be paid from the Participant’s Set Date Lump Sum Source, Set Date 5-Year Source, and Set Date 10-Year Source.

7.2.1    The balance in the Set Date Lump Sum Source shall be paid in a lump sum to the Participant no later than the last day of January in the year elected for payment.

7.2.2    The balances in the Set Date 5-Year Source and Set Date 10-Year Source shall be paid in the following manner:

(a)No later than the last day of January starting in the year elected for payment commencement, the Participant shall be paid a sum equal to the balance in the Participant’s Set Date 5-Year Source or Set Date 10-Year Source, as applicable, divided by the applicable number of annual installments.

(b)Subsequent annual installments shall be paid in January of each year following the initial payment in this Section 7.2.2. The amount of each installment shall be determined by dividing the balance in the applicable Source by the number of payments remaining to be made.

7.2.3    If a Participant so elects at the time of the underlying set date deferral election, then upon the Participant’s Separation from Service prior to the commencement of payments under this Section 7.2, the balances in the Participant’s Set Date Lump Sum Source, Set Date 5-Year Source, and Set Date 10-Year Source shall be paid in the time and form set forth in Section 7.1.1 (i.e., in lump sum in connection with such Separation from Service).

7.3    Death. Upon receipt of proper proof of death of a Participant who has died in service, or a former Participant who has been receiving payments under Section 7.1 or 7.2 above, notwithstanding any contrary elections or designations pursuant to Section 7.1 or 7.2, the balance in the Participant’s Account shall be paid in a lump sum to the Participant’s Beneficiary. Payment shall be made by the last day of the first full calendar month following the receipt of proper proof of the Participant’s death.

7.4    Subsequent Elections. With the consent of the Plan Administrator, a Participant may change the form and timing of payment for the balance in each Source within the Participant’s Account; provided that such subsequent election complies with Section 409A(a)(4)(C) of the Code and any other applicable rules or regulations, as determined by the Plan Administrator in its sole discretion, which shall, to the extent required to avoid the imposition of taxes or penalties under Section 409A, include the following requirements:

(a)The new election may not take effect until at least twelve (12) months after the date on which the new election is made;

(b)The date on which the new election is made must be at least twelve (12) months before the payment is scheduled to commence; and

(c)    The new election must provide for the deferral of the payment for a period of at least five (5) years from the date such payment would otherwise have been made.

In the event a Participant makes a subsequent election pursuant to this Section 7.4, the Plan Administrator may reallocate the Sources of such Participant’s Account accordingly.

7.5    Unforeseeable Emergency. In the event of an Unforeseeable Emergency, a Participant may apply to the Plan Administrator for a distribution of all or part of the total vested amount credited to the Participant’s Account. The distribution may be granted in the Plan Administrator’s sole discretion upon a determination by the Plan Administrator that the amount distributed is reasonably necessary to satisfy the emergency need based on the relevant facts and circumstances of the case. Under Section 409A, an Unforeseeable Emergency means a severe financial hardship to the Participant resulting from any of the following:

(a)Illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent;

(b)Loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

(c)Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 409A states that the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Under Section 409A, a distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. In other words, Participants will not be eligible for consideration of distributions from the Plan for an Unforeseeable Emergency if the Participant has or through his or her or own ability has access to any funds to help take care of the financial issues related to the Participant’s Unforeseeable Emergency.

Unforeseeable Emergency distributions will be deducted from the vested Sources within the Participant’s Account until exhausted in the following order of precedence: Separation Lump Sum Source, Set Date Lump Sum Source, Separation 5-Year Source, Set Date 5-Year Source, Separation 10-Year Source, and Set Date 10-Year Source.

7.6    Account Liquidation. Notwithstanding anything to the contrary in this Section 7, a Participant with a vested Account balance not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code at the time of Separation from Service shall be paid that vested balance in a lump sum not later than the last day of the first full calendar month following the date of the Participant’s Separation from Service, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan.

7.7    Acceleration of Payments. Notwithstanding the foregoing, payments may be made upon the occurrence of one of the following events prior to the Participant’s Separation from Service and to the extent so made shall reduce the balance to the Participant’s Account.

7.7.1    Payment upon Income Inclusion under Section 409A. If this Plan fails to meet the requirements of Section 409A, the amount of a Participant’s Account that is required to be included in the income of the affected Participant due to such failure shall be paid to such Participant in a single lump sum.

7.7.2    Conflicts of Interest. Each Participant’s Account shall be paid at such time and to the extent permitted by Section 1.409A-3(j)(4)(iii) of the Treasury Regulations in connection with ethics agreements with the federal government and applicable federal, state, local, or foreign ethics or conflicts of interest laws.

7.7.3    Termination of Plan. Each Participant’s Account shall be paid to the Participant in a single lump sum upon termination of the Plan to the extent provided in Section 9, provided that such termination and distribution satisfies the applicable requirements of Section 409A.

8.    PLAN ADMINISTRATION

8.1    Plan Administrator. The Plan shall be administered by the Plan Administrator. Subject to the express provisions of the Plan, the Plan Administrator shall have the power, authority, and sole and exclusive discretion to construe, interpret, and administer the Plan, including without limitation, the power and authority to make factual determinations relating to, and correct mistakes in, awards, and to take such other action in the administration and operation of the Plan as the Plan Administrator deems appropriate under the circumstances, including but not limited to the following:

8.1.1    The Plan Administrator may, from time to time, prescribe forms and procedures for carrying out the purposes and provisions of the Plan.

8.1.2    The Plan Administrator shall have the authority to prescribe the terms of any communications made under the Plan, to interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any award, and to answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan.

8.1.3    The Plan Administrator may (a) notify each Participant that he or she has been selected as a Participant and (b) obtain from each Participant such agreements and powers and designations of Beneficiaries as the Plan Administrator shall reasonably deem necessary for the administration of the Plan.

8.1.4    To the extent permitted by law, the Plan Administrator may at any time delegate such powers and duties to one or more other executives or managers, whether ministerial or discretionary, as the Plan Administrator may deem appropriate, including but not limited to, authorizing the Plan Administrator’s delegate to execute documents on the Plan Administrator’s behalf.

8.2    Determinations by Plan Administrator. All decisions, determinations, and interpretations by the Plan Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Plan award, shall be final and binding on all Participants, Beneficiaries, heirs, assigns, or other persons holding or claiming rights under the Plan or any award. The Plan Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, in making such decisions, determinations, and interpretations including, without limitation, the recommendations or advice of the Board, CEO, or any other employee of TVA and such consultants and accountants as it deems appropriate.

9.    AMENDMENT OR TERMINATION OF THE PLAN

The Board may at any time amend or terminate the Plan without the consent of any Participant, Beneficiary, or other person, provided that TVA and the Plan Administrator, after any such termination, shall continue to have full administrative powers to take any and all action contemplated by the Plan which is necessary or desirable and to make payment of any outstanding balances earned by Participants in accordance with the terms of the Plan. No amendment or termination of the Plan may adversely affect, other than as specified in the Plan, any right acquired by any Participant or any Beneficiary of a Participant’s Account established before the effective date of such amendment or termination without such Participant’s consent. Upon termination of the Plan, distribution of

Account balances shall be made to Participants and Beneficiaries in the manner and at the time described herein, unless the Plan Administrator determines in its sole discretion that all such amounts shall be distributed upon termination of the Plan.

10.    GENERAL PROVISIONS

10.1    Non-Transferability of Rights and Interests. Neither a Participant nor a Beneficiary may alienate, assign, transfer, or otherwise encumber his or her rights and interests under the Plan. No such interest or right to receive a distribution may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person, and any attempt to do so shall be null and void. In the event of a Participant’s death, the Plan Administrator shall authorize payment of any award due a Participant under the Plan to the Participant’s Beneficiary.

10.2    Compliance with Section 409A. At all times, to the extent Section 409A applies to amounts deferred under this Plan: (a) this Plan shall be operated in accordance with the requirements of Section 409A; (b) any action that may be taken (and, to the extent possible, any action actually taken) by the Board or the Plan Administrator, or the Participants or their Beneficiaries, shall not be taken (or shall be void and without effect) if such action violates the requirements of Section 409A; (c) any provision in this Plan that is determined to violate the requirements of Section 409A shall be void and without effect; and (d) any provision that is required by Section 409A to appear in this Plan that is not expressly set forth shall be deemed to be set forth herein, and this Plan shall be administered in all respects as if such provision were expressly set forth herein. To the extent necessary to prevent the imposition of taxes or penalties under Section 409A, (i) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Separation from Service shall instead be paid on the first business day after the date that is six (6) months following such Separation from Service (or death, if earlier), (ii) each amount to be paid or benefit to be provided under this Plan shall be construed as a separately identified payment for purposes of Section 409A, and (iii) any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

10.3    Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

10.4    Limitation of Rights. Nothing in the Plan shall be construed to give any employee any right to be selected as a Participant or to receive an award or to be granted an award other than as is provided in this document. During the lifetime of a Participant, only the Participant (or the Participant’s legal representative) may exercise the rights and receive the benefits of any award.

10.5    Titles. The titles of the articles and sections herein are included for convenience of reference only and shall not be construed as part of the Plan or have any effect upon the meaning of the provisions hereof. Unless the context requires otherwise, the singular shall include the plural and the masculine shall include the feminine. Such words as “herein,” “hereafter,” “hereof,” and “hereunder” shall refer to this instrument as a whole and not merely to the subdivision in which such words appear.

10.6    Governing Law. TVA is a corporate agency and instrumentality of the United States, and the Plan shall be governed by and construed under federal law. In the event federal law does not provide a rule of decision for any matter or issue under the Plan, the law of the State of Tennessee shall apply; provided, however, in no event shall Tennessee’s choice of law provisions apply.

10.7    Authorized Representatives. Whenever TVA under the terms of the Plan is permitted or required to do or to perform any act or matter or thing, it shall be done and performed by a duly authorized representative of TVA.

10.8    Certain Rights and Limitations. Nothing in the Plan or any award issued pursuant to the Plan shall be construed as conferring any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of TVA to discharge any employee and to treat any employee without regard to the effect that such treatment might have upon that employee as a Participant in the Plan.

10.9    Tax Withholding. TVA is authorized to withhold from any payment under the Plan taxes due or potentially payable in connection with any transactions involving the Plan, and to take any other actions TVA may deem advisable to allow TVA to satisfy obligations for the payment of withholding taxes and other tax obligations related to payments under the Plan.

10.10    No Trust Is Created. No trust in favor of any Participant is created by this Plan, and Participants shall have the rights of general unsecured creditors of TVA with respect to amounts credited their Accounts established by this Plan.